Exhibit 99.2
February 5, 2019

Fellow Calix stockholders:

Our mission is to connect everyone and everything. Calix platforms empower our customers to build new business models, rapidly deploy new services and make the promise of the smart home and business a reality. We are pleased to have exceeded consensus earnings by two cents per share in the fourth quarter of 2018 as revenue from our platform offerings exceeded our plan while our legacy revenue fell short of our expectations owing to late quarter softness by a few long-standing customers. The revenue mix was an indicator of our future as we continued to make steady progress on our mission. We expanded our addressable market adding 20 new customers in the quarter, bringing our total to 119 new customers for the full year 2018. Well over half of these new customers came from emerging customer verticals. With this continued expansion of our customer base, the value of our all-platform product offerings continues to resonate. In addition, coming out of ConneXions 2018, we enhanced and extended our product portfolio and launched higher differentiable value service offerings, all while demonstrating operating leverage despite lower than expected revenue.

All Platform Transformation Accelerates in the Quarter

Our relentless focus on the transformation of Calix into a communications cloud and software platform, systems and services business yielded further progress in the fourth quarter. As we stated in our prior letters to stockholders, we believe these achievements will manifest in improved financial performance across four measurable metrics over the long term:

•	Gross margin expansion

•	Disciplined operating expense investment

•	Deliberate revenue growth

•	Increased predictability

We are happy to report in the fourth quarter we continued to deliver on these objectives and expect these metrics will continue to improve as our platforms increase as a percentage of our total business. We will continue to take every opportunity to simplify our business and increase our focus on our all-platform offerings.

Examples of our progress made in the quarter were:

•	Rapid growth of Calix Cloud as revenue and bookings from our cloud platforms more than doubled on a full year basis.

•	Strong initial traction with our EXOS-powered next generation GigaFamily of products with more than 100 customers in our early adopter program.

•	Continued growth in AXOS as platform license signings were up four-fold year-over-year.

•
Launch of new value-added service offerings for our customers including Remote Monitoring Services allowing our customers to dramatically reduce operating costs by driving down service outages as well as costly truck rolls without having to add additional headcount or systems.

Riding the Wave of Disruption

Our vision is focused on providing the platforms and services that enable innovative service providers to create services at a DevOps pace and provide their subscribers with an exceptional experience. Service providers achieve this objective by building their infrastructure and service offerings on platforms. The ongoing wave of disruption sweeping across the communications space remains unprecedented in our experience. We continue to see traditional business models being disrupted as service providers of all types learn to adapt to the needs of the device-enabled subscriber. As the market continues to disrupt, the gap between subscriber needs and service provider supply continues to grow. New service providers are being created to address this unmet need and capital is being formed to support them. We see this pace accelerating in the market and it is well aligned with our mission. And we see the pace of existing providers transforming to address this need hastening as well. However, as they realign their investments it can cause near-term variances in spending. Regardless of type, when a service provider chooses to own the subscriber experience, we are well positioned to help them succeed.

Our focus remains on finding like-minded customers regardless of their legacy type, size or location. The pressure on our legacy business in this quarter was ample encouragement to refine our efforts in ramping our all-platform offerings, aligning our investments and maintaining strong discipline over our operating expenses. Over the long-term, we believe this focus will drive continuous improvement in our financial performance. With that we are pleased to discuss our fourth quarter 2018 results.

Fourth Quarter 2018 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$115.5M	$115.5M	$122 - $127M
Gross margin	44.7%	48.0% (1)	46.0 - 48.0% (1)
Operating expenses	$56.8M	$48.0M (1)	$51.0 - $53.0M (1)
Net income (loss) per diluted common share	($0.10)	$0.13 (1)	$0.08 - $0.14 (1)
Operating cash flow	($1.7M)	Negative	Negative
(1) Excludes the impact from non-GAAP items consisting of stock-based compensation, a restructuring benefit and U.S. tariff & tariff-related costs.

See GAAP to non-GAAP reconciliations beginning on page 14.

While revenue was lower than expected, the other results in the quarter were within or better than our guidance. Revenue, non-GAAP gross margin and non-GAAP net income increased sequentially, while we reduced operating expenses both sequentially and year-over-year. Total revenue increased sequentially only slightly as another strong quarter of demand for our platforms, ramps of new offerings with both domestic and international customers and increased customer diversity did not offset the late quarter spending slowdown impacting our legacy systems portfolio. New products and continued diversification of our customer base along with strong performance in our services business helped drive overall non-GAAP gross margin up 174 basis points sequentially. GAAP gross margin was negatively impacted by $3.2 million in U.S. tariff and tariff-related costs incurred during the quarter. Excluding the impact from U.S. tariff and tariff-related costs, GAAP gross margin would have increased sequentially. Importantly, despite the lower than expected revenue, we demonstrated improved operating leverage. Operating expenses declined both year-over-year as well as sequentially and were below expectations as we continue to reap the benefits of our all-platform model. This led to a reported non-GAAP net income per diluted common share of $0.13 for the fourth quarter (at the high end of our expectations) and $0.01 per share for the year.

Systems revenue decreased 10% compared to the year ago period as a result of less CAF2-related turnkey network deployment project revenue. We saw continued traction with our Calix Cloud and AXOS platforms. Compared to the prior quarter, systems revenue increased slightly sequentially as growth with new large customers as well as within our Tier 3 customer base was not enough to offset declines at a few long-standing customers. Services revenue decreased 51% compared to the year ago quarter as we continued to align our services business with our all-platform model. Similar to last quarter, we faced a challenging comparison with the year ago quarter as we saw lower levels of CAF2-related turnkey deployment revenue. CAF2-related work continued up through the end of the quarter as customers drove to meet 2018 milestones. However, the absolute level of activity is lower in 2018 relative to 2017. Compared to the prior quarter, services revenue was up 8% as we benefited from the launch of new service offerings and the year-end completion of CAF-related projects.

Domestic revenue was 91% of total revenue for the quarter and decreased 13% compared to the year ago period due to the just noted challenging comparison with the year ago period. Revenue from large customers also decreased significantly compared to the year ago period due to the challenging CAF2 services comparison as well as the aforementioned slowdown in capital spending by a few customers in the current period. This was once again partially offset by continued shipments to a large, North America-based service provider as they build out their next generation network. Revenue from medium-sized customers decreased relative to the year ago period on lower project-specific spend as well as lower than anticipated spending late in the quarter by a few long-standing customers. Revenue from small customers increased substantially compared to the year ago quarter led by strength in Calix Cloud and AXOS platforms along with CAF-related program builds. International revenue was 9% of total revenue and decreased 39% year-over-year as the team continues to focus on finding strategically-aligned customers for our all-platform business.

Gross Margin, 4Q17-4Q18
55.0%
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
4Q17
1Q18
2Q18
3Q18
4Q18*
Systems
Services
Corporate

* Systems gross margin excludes 3.0% of U.S. tariff and tariff-related costs. See GAAP to non-GAAP reconciliations beginning on page 14.

Overall non-GAAP gross margin continued to improve in the quarter owing to favorable product and customer mix as well as the benefit our platforms provide as they continue to increase as a portion of our revenue mix. We saw benefits from continued customer diversification and improved systems mix driven by our all-platform offerings. In addition, our services gross margin improved due to better efficiency from our deployment services as well as an increase in enhanced service offerings. Non-GAAP systems gross margin was 50% having increased both compared to the prior quarter and to the year ago quarter. The principal drivers of the improved systems gross margin were continued growth in our all-platform offerings, customer diversification and mix. Services gross margin on both a GAAP and non-GAAP basis improved dramatically this quarter compared to the year ago quarter as the team again executed well against current contracts after the process improvements and efficiencies implemented in 2017.
Operating expenses for the fourth quarter were below the low-end of guidance on a non-GAAP basis as the team focused on maintaining disciplined investment while continuing to drive accelerated innovation for our customers. The operating leverage in our all-platform business, combined with a reduction in incentive compensation as revenue fell below expectations led to this performance. On a GAAP basis, operating expenses were slightly above expectations due to higher stock compensation expense incurred during the quarter. Compared to the year ago quarter, GAAP and non-GAAP operating expenses decreased by 10% and 18%, respectively. Relative to the year ago period, a portion of these decreases reflect the combined benefits of our previous restructuring activities. Importantly, we continued to demonstrate the leverage of our all-platform offerings, which enable a lower level of incremental research and development investment while driving a higher level of platform innovations that allow us to introduce new offerings at a DevOps pace. As demonstrated this quarter with our all-platform model, we expect to maintain our operating expense leverage, while maintaining our pace of innovation.

Profitability continued to improve substantially despite lower than expected overall revenue as the Calix team remained focused on realizing the leverage of our all-platform model. This improvement was driven by the ramp of our new offerings, reduced incentive compensation expense, lower non-compensation expense, improved services execution and results from restructuring. GAAP profitability improved by $7.3 million year-over-year from a net loss of $12.9 million to a net loss of $5.6 million. This includes $3.2 million of U.S. tariff and tariff-related costs incurred in the fourth quarter of 2018. Sequentially, GAAP profitability declined due to the U.S. tariff and tariff-related costs as well as higher quarterly stock compensation expense. Non-GAAP profitability increased by $14.8 million year-over-year from a net loss of $7.8 million to a net income of $7.0 million. Sequentially, non-GAAP income improved by $3.9 million. As a reminder, GAAP results include stock-based compensation, restructuring charges (benefit), gain on the sale of a product line and U.S. tariff and tariff-related costs.

As discussed last quarter, the recently imposed U.S. tariff and tariff-related costs have been excluded from our non-GAAP results. Further, we are not passing along these costs to our customers as we remain focused on the ramp of our all platform offering. We have made good progress in reengineering our supply chain model to align with our all-platform offering. Looking ahead to the next several quarters, we expect some improvement from our prior expectations as the rate increase from 10% to 25% was deferred from January 1, 2019 to March 1, 2019. We continue to expect to incur significant U.S. tariff and tariff-related costs for the first half of 2019, after which we expect them to diminish and be largely mitigated. In the first quarter of 2019, we anticipate incurring approximately $3.0 million in U.S. tariff and tariff-related costs, which will lower our GAAP gross margin by approximately 300 basis points and our GAAP net loss by approximately $0.06 per diluted common share. We expect to incur approximately $5.0 to $6.0 million in costs associated with the U.S. imposed tariffs in 2019.

Balance Sheet and Cash Flow

We ended the year with cash of $49.6 million, a sequential decrease of $3.4 million. The sequential decrease in our cash was primarily the result of higher inventory levels as we invested in inventory to support our supply chain realignment efforts. This increase was nearly offset by improved non-inventory working capital management, our non-GAAP net income and cash received from equity-based employee benefit plans. Compared to the year ago quarter, our cash increased by $9.9 million due to positive operating cash flow reported over the past year of $3.6 million, the proceeds from the sale of our outdoor cabinet product line of $10.4 million in the first quarter of 2018 and the proceeds from equity-based employee benefit plans of $7.7 million partially offset by capital investments of $10.4 million.
Our team’s focus on operational excellence resulted in solid balance sheet metrics despite the lower than expected revenue in the quarter. Accounts receivable days sales outstanding at quarter end were 53 days - 1 day less than prior quarter and the same as the prior year, reflecting key focus on collections. Inventory turns were 5.1 at quarter end. This compares to 8.5 turns in the prior quarter and 8.9 turns in the year ago quarter as we added inventory to support our supply chain realignment efforts. Accounts payable days at quarter end were 42 days up 5 days from the prior quarter and up 7 days from the year ago quarter as we look to keep our cash conversion cycle within our expected range. Our cash conversion cycle was 83 days compared to 60 days in the prior quarter and 59 days in the year ago quarter.

First Quarter 2019 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$100 - $106M	$100 - $106M
Gross margin	45.0 - 47.0% (1)	42.3 - 44.3%
Operating expenses	$48.5 - $50.5M (1)	$50.8 - $52.8M
Net loss per diluted common share	($0.07) - ($0.02) (1) (2)	($0.17) - ($0.12) (2)
Operating cash flow	Negative	Negative

(1)	Excludes the impacts from non-GAAP items such as stock-based compensation and U.S. tariff and tariff-related costs.

(2)	Based on 54.0 million weighted-average diluted common shares outstanding.

Our guidance for the first quarter of 2019 reflects our expectations as of the date of this letter. Relative to the year ago quarter, we expect to see positive benefits in the first quarter of 2019 from the continued ramp of our platform-based offerings. Specifically, Calix Cloud, AXOS E-series systems and our latest system family the EXOS GigaSpire. Even with this continued growth, we expect the lower than anticipated revenue in our traditional systems business experienced late this quarter will continue through at least the first quarter of 2019 as a few long-standing customers continue to refine their access strategy for 2019.

Our non-GAAP gross margin guidance for next quarter reflects a change in product and customer mix. In addition, we expect services gross margin to decrease sequentially as we invest in customer success headcount to continue to ramp our Cloud offerings and due to a lower volume of CAF projects to start the year.

Our non-GAAP operating expense guidance for next quarter reflects our continued focus on investment discipline along with our normal seasonal increases related to payroll taxes and benefits.

Finally, we expect operating cash flow to decline next quarter relative to the just reported quarter as we continue to invest in inventory to support the ramp of new products, support our supply chain realignment efforts and mitigate the impact of U.S. tariffs.

Importantly, we remain committed to our long-term financial model. As a reminder, our long-term model produces a better than 10% operating margin at an annual revenue level of $600 million.

Summary

We made progress towards our mission in the fourth quarter, and as we continue to execute, we expect to see our performance over the long-term continue to improve. Once again, we grew our customer base, expanded our gross margin and continued to demonstrate discipline in operating expense investment, all despite lower than anticipated revenue.

Based on the momentum from a sold out ConneXions 2018 and the strong pipeline of platform opportunities ahead of us, we see many innovative service providers looking to Calix to provide the solutions and services to enable them to improve their subscribers’ experience, thereby driving their revenue higher, lowering their churn and increasing ROI. With an expanding pipeline of opportunities spanning service providers of every type, we believe we are well placed to continue building Calix … an all-platform company … that is positioned in front of the largest wave of disruption our industry has experienced. We remain committed to our vision, and we sincerely thank our employees, customers and stockholders for their continued support as we capitalize on this opportunity.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to answer questions regarding our fourth quarter 2018 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, growth and pipeline opportunities, statements about customer anticipated purchase trends, industry, market and customer trends, opportunities with existing and prospective customers, the anticipated benefits from our supply-chain reengineering activities, the future impact, financial or otherwise, of the recent U.S. tariffs or any other tariffs or trade regulations that may be imposed whether by the United States or other countries, as well as our ability to effectively mitigate such impacts and future financial performance (including the outlook for the first quarter of 2019). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes and disruptions in the market and industry, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new products and solutions, its ability to grow its customer base, fluctuations in costs associated with its products and services including higher costs due to project delays and changes, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted common share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, gain on sale of product line, restructuring charges (benefit) and U.S. tariff and tariff-related costs, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Revenue:
Systems	$105,077	$116,495	$405,923	$421,890
Services	10,439	21,404	35,397	88,477
Total revenue	115,516	137,899	441,320	510,367
Cost of revenue:
Systems (1)	56,179	64,971	216,529	236,137
Services (1)	7,713	22,371	27,409	101,340
Total cost of revenue	63,892	87,342	243,938	337,477
Gross profit	51,624	50,557	197,382	172,890
Operating expenses:
Research and development (1)	21,215	28,150	89,963	127,541
Sales and marketing (1)	25,282	23,475	86,432	82,781
General and administrative (1)	10,553	9,714	40,500	39,875
Restructuring charges (benefit)	(271)	1,981	5,705	4,249
Gain on sale of product line	—	—	(6,704)	—
Total operating expenses	56,779	63,320	215,896	254,446
Loss from operations	(5,155)	(12,763)	(18,514)	(81,556)
Interest and other income (expense), net:
Interest expense, net	(102)	(248)	(632)	(160)
Other income (expense), net	(144)	313	378	(73)
Total interest and other income (expense), net	(246)	65	(254)	(233)
Loss before provision for income taxes	(5,401)	(12,698)	(18,768)	(81,789)
Provision for income taxes	177	168	530	1,243
Net loss	$(5,578)	$(12,866)	$(19,298)	$(83,032)
Net loss per common share:
Basic and diluted	$(0.10)	$(0.25)	$(0.37)	$(1.66)
Weighted average number of shares used to compute
net loss per common share:
Basic and diluted	53,425	50,734	52,609	50,155

(1) Includes stock-based compensation as follows:
Cost of revenue:
Systems	$508	$124	$885	$473
Services	107	76	363	276
Research and development	3,373	1,206	5,970	4,869
Sales and marketing	3,322	852	5,787	3,433
General and administrative	2,364	796	4,469	3,317

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$49,646	$39,775
Restricted cash	628	—
Accounts receivable, net	67,026	80,392
Inventory	50,151	31,529
Prepaid expenses and other current assets	7,306	10,759
Total current assets	174,757	162,455
Property and equipment, net	24,945	15,681
Goodwill	116,175	116,175
Other assets	1,203	759
	$317,080	$295,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,209	$35,977
Accrued liabilities	57,869	49,279
Deferred revenue	15,600	13,076
Line of credit	30,000	30,000
Total current liabilities	143,678	128,332
Long-term portion of deferred revenue	17,496	20,645
Other long-term liabilities	3,972	1,130
Total liabilities	165,146	150,107
Stockholders’ equity:
Common stock	1,482	1,421
Additional paid-in capital	876,073	851,054
Accumulated other comprehensive loss	(753)	(169)
Accumulated deficit	(684,882)	(667,357)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	151,934	144,963
	$317,080	$295,070

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended
	December 31,	December 31,
	2018	2017
Operating activities:
Net loss	$(19,298)	$(83,032)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	17,473	12,368
Depreciation and amortization	9,187	10,178
Amortization of intangible assets	—	813
Loss on retirement of property and equipment	326	280
Gain on sale of product line	(6,704)	—
Changes in operating assets and liabilities:
Accounts receivable, net	13,858	(29,056)
Inventory	(20,639)	13,016
Prepaid expenses and other assets	3,579	35,210
Accounts payable	4,596	11,759
Accrued liabilities	2,791	(20,184)
Deferred revenue	(1,426)	(14,370)
Other long-term liabilities	(183)	246
Net cash provided by (used in) operating activities	3,560	(62,772)
Investing activities:
Purchases of property and equipment	(10,426)	(8,026)
Purchases of marketable securities	—	(8,732)
Sales of marketable securities	—	5,051
Maturities of marketable securities	—	31,441
Proceeds from sale of product line	10,350	—
Net cash provided by (used in) investing activities	(76)	19,734
Financing activities:
Proceeds from exercise of stock options	384	62
Proceeds from employee stock purchase plans	7,297	4,878
Taxes paid for awards vested under equity incentive plan	(72)	(2,764)
Proceeds from line of credit	557,915	171,268
Repayment of line of credit	(557,915)	(141,268)
Payments to originate or amend the line of credit	(115)	(186)
Net cash provided by financing activities	7,494	31,990
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(479)	464
Net increase (decrease) in cash, cash equivalents and restricted cash	10,499	(10,584)
Cash, cash equivalents and restricted cash at beginning of year	39,775	50,359
Cash, cash equivalents and restricted cash at end of year	$50,274	$39,775

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended December 31, 2017					Year Ended December 31, 2018
		Three Months Ended December 31, 2018
	Operating Expenses	Gross Margin	Systems Gross Margin	Operating Expenses	Net Income (Loss) Per Diluted Common Share	Net Income (Loss) Per Diluted Common Share
GAAP amount	$63,320	44.7%	46.5%	$56,779	$(0.10)	$(0.37)
Adjustments to GAAP amounts:
Stock-based compensation	(2,854)	0.5	0.5	(9,059)	0.18	0.34
Restructuring benefit (charges)	(1,981)	—	—	271	(0.01)	0.11
Gain on sale of product line	—	—	—	—	—	(0.13)
U.S. tariff and tariff-related costs	—	2.8	3.0	—	0.06	0.06
Non-GAAP amount	$58,485	48.0%	50.0%	$47,991	$0.13	$0.01

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands)

	Three Months Ended
	December 31,	September 29,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
GAAP net income (loss)	$(5,578)	$809	$(2,793)	$(11,736)	$(12,866)
Adjustments to GAAP amounts:
Stock-based compensation	9,674	2,499	2,544	2,757	3,054
Restructuring charges (benefit)	(271)	(157)	793	5,340	1,981
U.S. tariff and tariff-related costs	3,195	—	—	—	—
Gain on sale of product line	—	—	—	(6,704)	—
Non-GAAP net income (loss)	$7,020	$3,151	$544	$(10,343)	$(7,831)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending March 30, 2019

Outlook	GAAP	Stock-Based Compensation	U.S. Tariff and Tariff-related Costs	Non-GAAP
Gross margin	42.3% - 44.3%	0.2%	2.5%	45.0% - 47.0%
Operating expenses	$ 50,800 - $ 52,800	$ (2,300)	$ -	$ 48,500 - $ 50,500
Net loss per diluted common share(1)	$ (0.17) - $ (0.12)	$ 0.04	$ 0.06	$ (0.07) - $ (0.02)
(1) Based on 54.0 million weighted-average diluted common shares outstanding.